UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2014

SunEdison, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)

501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)

(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Annual Incentive Awards. On March 31, 2014, the Compensation Committee of the Board of Directors of SunEdison, Inc. (the “Company”) authorized annual cash incentive awards (i.e., annual bonuses) to each of the Company's executive officers, in respect of the year ended December 31, 2013. With respect to Mr. Chatila’s 2013 bonus, the Company and Mr. Chatila entered into an agreement effective March 31, 2014, which provides that $420,000 of his 2013 bonus will be paid as cash, and upon and subject to the effective date of the initial public offering of the Company’s semiconductor business, shares of common stock in the public company valued at $1,000,000 (before required tax withholdings) will be granted to Mr. Chatila in lieu of the remaining cash portion of his bonus. In addition, the agreement also provides that should the initial public offering of the Company’s semiconductor business not close on or before December 30, 2014, the remaining $1,000,000.00 of Mr. Chatila’s 2013 bonus will paid in cash (after reduction for any applicable federal, state, and local tax withholding) on December 30, 2014. The annual incentive awards were made pursuant to the SunEdison Cash Incentive Plan Covering Executive Officers and the 2013 Annual Incentive Plan. Pursuant to the plan, each executive officer has a threshold, target and maximum bonus amount based on a percentage of annual salary. Receipt of those bonus amounts are based on achievement of quantified metrics for both individual performance and Company performance. The following table illustrates the awards to the Company's principal executive officer, principal financial officer and each of the executive officers that were named in the Company's proxy statement for the Company's 2013 Annual Meeting (the “Named Executive Officers”), in the amounts indicated below:

Name and Position	Threshold Annual Incentive Award	Target Annual Incentive Award	Maximum Annual Incentive Award	Actual Annual Incentive Award	Actual Annual Incentive Award as a Percentage of Target Award	Actual Annual Incentive Award as a Percentage of Maximum Award
Ahmad Chatila, President and Chief Executive Officer	$500,000	$1,000,000	$2,000,000	$1,420,000	142%	71%
Brian Wuebbels, Executive Vice President and Chief Financial Officer	$159,000	$318,000	$636,000	$483,400	152%	76%
Carlos Domenech, Executive Vice President; President - SunEdison Capital	$187,500	$375,000	$750,000	$495,000	132%	66%
Dave Ranhoff, Senior Vice President - Solar Materials	$143,200	$286,400	$572,800	$349,400	122%	61%
Shaker Sadasivam, Executive Vice President; President Semiconductor Materials	$163,900	$327,800	$655,600	$432,700	132%	66%

In addition to the amount paid above to Mr. Domenech, he was designated as a potential recipient of a cash bonus in the Downstream Solar Project Bonus Plan, which plan was approved by the Compensation Committee of the Board of Directors on November 19, 2012.  The purpose of the plan is to reward key Solar Energy segment employees who achieve exemplary results in driving the timely completion of downstream solar project transactions which result in significant profits before taxes.  Eligibility for participation is determined by the Chief Executive Officer, subject to ratification by the Compensation Committee.  The bonus pool is based on the Company's profit before taxes for related solar projects that have been completed and sold or retained by the Company to be operated.  An individual's allocation of the bonus pool under the plan is determined by the CEO based on a number of subjective performance factors.  Bonus amounts, once determined for an individual, are payable in three equal installments, one-third at the time it is determined that the bonus was earned (after the close of the fiscal year to which the bonus relates) and then one-third on each of the first and second anniversaries of the initial payment.  Receipt of those subsequent payments is conditioned on the employee still being employed by the Company at the time of the payment.  On March 31, 2014, an award was approved for Mr. Domenech in the amount of $250,000 for exemplary performance in 2013 under this plan.  One-third of that amount will be paid in April 2014, and the balance will be paid in two more equal installments in 2015 and 2016, assuming Mr. Domenech remains an employee of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNEDISON, INC.
Date:	April 4, 2014	By:	/s/ Martin H. Truong
Name: Martin H. Truong Title: Vice President, General Counsel and Corporate Secretary